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EXHIBIT 4.2

HOLD-BACK SHARE ESCROW AGREEMENT

        This Hold-Back Share Escrow Agreement (this "Agreement"), dated as of November 3, 2003 (the "Closing Date"), by and among: Evolving Systems, Inc., a Delaware corporation ("Parent"); John M. Cullen, Jr., an individual resident of the state of Ohio, in his capacity as the representative of the Company Shareholders ("Representative"), and in his capacity as one of the Company Shareholders, and each other shareholder of CMS Communications, Inc., an Ohio corporation ("Company"), listed as a signatory hereto (collectively with John M. Cullen, Jr., the "Company Shareholders"); and Wells Fargo Bank West, N.A., as escrow agent ("Escrow Agent").

        This is the escrow agreement attached as Exhibit B-1 and referred to as the "Hold-Back Share Escrow Agreement" in the Agreement and Plan of Merger dated as of November 3, 2003 (the "Merger Agreement"), among Parent, Company, Merger Sub and the Company Shareholders. Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Merger Agreement.

        The parties, intending to be legally bound, hereby agree as follows:

1.     APPOINTMENT OF ESCROW AGENT

        Parent and the Company Shareholders hereby appoint Escrow Agent as escrow agent for the purposes set forth herein and Escrow Agent hereby accepts such appointment on the terms set forth herein.

2.     APPOINTMENT OF REPRESENTATIVE

        The Company Shareholders hereby confirm the appointment of Representative to act on their behalf for the purposes set forth herein and Representative hereby accepts such appointment on the terms set forth herein and in the Merger Agreement.

3.     ESTABLISHMENT OF ESCROW

        (a)   For the purposes set forth herein, Parent has caused or will cause on the date hereof to be deposited with Escrow Agent certificates (the "Escrow Certificates") representing ten percent (10%) of the shares of Parent Common Stock issued to each of the Company Shareholders pursuant to Section 1.2(b) of the Merger Agreement (the "Escrow Shares"). The Escrow Certificates shall be issued in the names of the Company Shareholders as set forth in Exhibit B attached hereto. Each of the Company Shareholders has caused to be deposited with the Escrow Agent irrevocable stock powers executed in blank with respect to such Company Shareholders' Escrow Certificates (the "Stock Powers"). Escrow Agent acknowledges receipt thereof.

        (b)   Escrow Agent hereby agrees to hold, safeguard and disburse the Escrow Deposit (as defined below) pursuant to the terms and conditions hereof.

        (c)   The Escrow Shares held by the Escrow Agent shall be deemed issued and outstanding with respect to any matter on which stockholders of Parent have a right to vote and each of the Company Shareholders shall be entitled to vote his Escrow Shares.

        (d)   If during the term of this Agreement, Parent pays or declares any dividend or distribution on the Parent Common Stock, the dividend or distribution payable with respect to the Escrow Shares shall be delivered by Parent to Escrow Agent and shall constitute part of the Escrow Deposit (as defined below).

4.     INVESTMENT OF FUNDS

        Escrow Agent shall invest and reinvest from time to time any and all funds received with respect to the Escrow Shares (the "Escrow Fund" and, together with the Escrow Shares, the "Escrow Deposit"), as directed by Representative in writing (subject to Section 4(d)) (a) in any obligation of, or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States supports the obligation or guarantee of such agency or instrumentality), (b) in commercial paper of any United States issuer rated "Prime-1" by Moody's Investor Services, Inc. or rated "A-1" by Standard and Poor's Rating Service or municipal bonds, including without limitation municipal revenue bonds, (c) in any money market fund that invests solely in such obligations or types described in Section 4(a), including repurchase agreements with respect thereto, or (d) in any other investment agreed to in writing by Parent and Representative. In the absence of direction, Escrow Agent shall invest the Escrow Fund in the Wells Fargo 100% Treasury Fund. Any earnings on the Escrow Fund shall be invested from time to time, to the extent possible, in accordance with the provisions set forth above. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

5.     CLAIMS

        (a)   From time to time on or before the first anniversary of the Closing Date (the "Release Date"), Parent may give a Notice of Claim pursuant to Section 5.2(g) of the Merger Agreement to Representative and Escrow Agent, which Notice of Claim shall include, among other things, Parent's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages (the "Claimed Amount"). If Representative gives notice to Parent and Escrow Agent of his election to contest any Claim (a "Counter Notice") within twenty (20) days following delivery by Parent of such related Notice of Claim, such Claim shall be resolved as provided in Section 5.2 of the Merger Agreement, and any amounts to be distributed by Escrow Agent pursuant to such Claim shall be distributed in accordance with Section 5(b) below. If no Counter Notice is received by Escrow Agent within such twenty-day (20-day) period, then the Claimed Amount as set forth in such Notice of Claim shall be deemed established for purposes of this Agreement and the Merger Agreement and, at the end of such twenty-day (20-day) period, Escrow Agent shall pay to Parent the Claimed Amount set forth in such Notice of Claim from (and only to the extent of) first, the Escrow Fund and second, the Escrow Shares. Escrow Agent shall not inquire into or consider whether a Notice of Claim complies with the requirements of the Merger Agreement.

        (b)   In the event the Escrow Shares are to be used, in whole or in part, to pay any Claimed Amount, then the number of Escrow Shares to be tendered to Parent in satisfaction of such Claimed Amount shall be calculated by valuing each Escrow Shares at the Parent Average Price Per Share. Unless otherwise set forth in joint written instructions of Parent and Representative (or as otherwise required by Section 5(c) below), any tender by Escrow Agent to Parent of Escrow Shares in satisfaction, in whole or in part, of any Claimed Amount, shall be made from the Company Shareholders on a pro rata basis in accordance with their respective ownership percentages of the Escrow Shares. The Escrow Agent shall promptly deliver to Parent the Escrow Certificates representing, in the aggregate, a sufficient number of Escrow Shares to satisfy the Claimed Amount (or any portion thereof to be satisfied by the tender of Escrow Shares), along with the Stock Powers representing that number of Escrow Shares to be delivered by each Company Shareholder based upon his pro rata ownership of the Escrow Shares. To the extent that less than all of the Escrow Shares evidenced by the Certificates tendered in accordance with the preceding sentence are required to satisfy the Claimed Amount (or the appropriate portion thereof), (1) Parent shall cause its transfer agent to promptly issue certificates evidencing the balance of any such Escrow Shares in the names of the appropriate Company Shareholders (the "Replacement Certificates") and deposit the Replacement

Certificates with the Escrow Agent within three (3) business days following the delivery of the Escrow Certificates to Parent and (2) the appropriate Company Shareholders shall executed and deliver to the Escrow Agent irrevocable stock powers executed in blank with respect to such Company Shareholder's Replacement Certificates (the "Replacement Stock Powers"). The shares of Parent Common Stock represented by the Replacement Certificates shall constitute Escrow Shares. If it shall be necessary to use a fraction of an Escrow Share to satisfy the dollar value of any Claimed Amount, then, a whole Escrow Share shall be tendered to Parent, and Parent shall, within three business days, deliver to the Escrow Agent an amount of cash equal to the Parent Average Price Per Share multiplied by the fraction of such Escrow Share not used to satisfy the Claimed Amount, such amount to be held as part of the Escrow Fund.

        (c)   If a Counter Notice is given in response to a Notice of Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Parent, on the one hand, and Representative, on the other hand, or (ii) a final, nonappealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

6.     TERMINATION OF ESCROW

        (a)   Not later than 1:00 p.m. Mountain Standard Time on the first business day following the Release Date, Escrow Agent shall initiate payment and distribution to the Company Shareholders (or their assigns) the excess, if any, of the Escrow Deposit (i.e. payment of the Escrow Fund and delivery of the Escrow Certificates and any Replacement Certificates, as the case may be) and the related Stock Powers, and any Replacement Stock Powers, as the case may be) over the sum of the Claimed Amounts set forth in Notices of Claim given on or before the Release Date, excluding Claimed Amounts (or any portion thereof) (i) which have been paid from the Escrow Deposit, or (ii) as to which Representative has given a Counter Notice and subsequent to which Representative and Parent jointly instruct Escrow Agent that such amount no longer constitutes a Claimed Amount.

        (b)   If, following the Release Date, Escrow Agent retains in escrow any portion of the Escrow Fund and/or the Escrow Shares in respect of any Claim, such portion of the Escrow Fund and the Escrow Shares shall be distributed by Escrow Agent pursuant to such Claim in accordance with Section 5(b) of this Agreement.

7.     DUTIES OF ESCROW AGENT

        (a)   Escrow Agent shall not be under any duty to give the Escrow Deposit held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in Section 4 of this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

        (b)   Escrow Agent shall not be liable for actions or omissions hereunder, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund or any loss of interest incident to any such delays.

        (c)   Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

        (d)   Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

        (e)   Escrow Agent does not have any interest in the Escrow Deposit deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 7(e) and Section 7(b) above shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

        (f)    Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

        (g)   Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

        (h)   Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Deposit to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Deposit until receipt of a designation of a successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final, nonappealable order of a court of competent jurisdiction.

        (i)    In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Deposit or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Deposit until Escrow Agent shall have received (i) a final, nonappealable order of a court of competent jurisdiction directing delivery of the Escrow Deposit, or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Deposit, in which event Escrow Agent shall disburse the Escrow Deposit, in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

        (j)    Parent and the Company Shareholders shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount set forth on Exhibit A attached hereto and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne fifty percent (50%) by the Company Shareholders and fifty percent (50%) by Parent. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

        (k)   No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto. Notwithstanding the above, Escrow Agent hereby expressly consents to the mention of Escrow Agent's name in the Merger Agreement and any securities filings required to be made by law.

8.     DUTIES OF REPRESENTATIVE

        (a)   The duties of Representative hereunder shall be limited to the observance of the express provisions of this Agreement, and the responsibilities of Representative, as representative of the Company Shareholders, are as set forth in the Merger Agreement.

        (b)   Representative may resign or be replaced pursuant to the terms of the Merger Agreement.

9.     LIMITED RESPONSIBILITY

        This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

10.   OWNERSHIP FOR TAX PURPOSES

        Company Shareholders agree that, for purposes of federal and other taxes based on income, Company Shareholders (or their successors) will be treated as the owners of the Escrow Deposit and that Company Shareholders will report all income, if any, that is earned on, or derived from, the Escrow Deposit as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

11.   NOTICES

        All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile (with confirmation by the transmitting equipment); in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

        if to Representative or the Company Shareholders:

    CMS Communications, Inc.
    580 North Fourth Street
    Suite 640
    Columbus, OH 43215
    Attn: John M. Cullen, Jr.
    Facsimile: (614) 355-0049

        with a copy to:

    Vorys, Sater, Seymour and Pease LLP
    52 East Gay Street
    Columbus, OH 43215
    Attn: Susan E. Brown, Esq.
    Facsimile: (614) 719-4642

        if to Parent:

    Evolving Systems, Inc.
    9777 Mt. Pyramid Ct., Suite 100
    Englewood, CO 80112
    Attn: Anita Moseley, General Counsel
    Facsimile: (303) 802-1138

        with a copy to:

    Holme Roberts & Owen LLP
    1700 Lincoln St., Suite 4100
    Denver, CO 80203-4541
    Attn: Charles D. Maguire, Jr.
    Facsimile: (303) 866-0200

        if to Escrow Agent:

    Wells Fargo Bank West, N.A.
    1740 Broadway, MAC C7301024
    Denver, CO 80274
    Attn: David Rinehart
    Facsimile: (303) 863-5645

12.   EXECUTION OF AGREEMENT AND ADDITIONAL DOCUMENTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever. The parties to this Agreement agree to complete, execute and deliver all other forms, investments and documents reasonably requested by the Escrow Agent, including, without limitation, the Escrow Agent's Customer Identification Checklist.

13.   SECTION HEADINGS, CONSTRUCTION

        The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

14.   WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15.   PARTIES IN INTEREST

        Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties to this Agreement.

16.   ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents (including the Merger Agreement) referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Parent, Representative and Escrow Agent.

17.   GOVERNING LAW

        This Agreement shall be governed by the laws of the State of Colorado without regard to conflicts of law principles that would require the application of any other law.

18.   TRANSFER OF ESCROW SHARES

        The Company Shareholders shall not be permitted to transfer any of the Escrow Shares hereunder except in accordance with applicable securities laws and only to such Company Shareholder's family member or a trust, partnership or limited liability company for the benefit of the Company Shareholder or such Company Shareholder's immediate family member and then only on the condition that any transferee of Escrow Shares agrees to be bound by the terms of this Agreement by executing and delivering to Parent and Escrow Agent a counterpart signature page to this Agreement. In furtherance of the foregoing, the transferee shall deposit with the Escrow Agent the Escrow Certificate representing the Escrow Shares transferred hereby (the "Transferred Share Certificate"), along with a Stock Power for such shares duly executed in blank by such transferee, whereupon the Escrow Shares represented by the Transferred Share Certificate shall become "Escrow Shares" for all purposes hereunder. In the event less than all of the Escrow Shares evidenced by an Escrow Certificate are to be transferred in accordance with this section, Parent shall cause transfer agent to promptly issue (i) the Transferred Share Certificate to the transferee and (ii) an Escrow Certificate representing the balance of the Escrow Shares not transferred hereby to the transferring Company Shareholder.

EXECUTION PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PARENT:
Evolving Systems, Inc.
By:	/s/ ANITA T. MOSELEY
Name:	Anita T. Moseley
Title:	Senior Vice President
ESCROW AGENT:
Wells Fargo Bank West, N.A.
By:	/s/ DAVID RINEHART
Name:	David Rinehart
Title:	Trust Officer
REPRESENTATIVE:
/s/ JOHN M. CULLEN, JR. John M. Cullen, Jr.
COMPANY SHAREHOLDERS:
/s/ JOHN M. CULLEN, JR. John M. Cullen, Jr.
/s/ JEFFREY A. CURRAN Jeffrey A. Curran
/s/ MICHAEL E. BRANNON Michael E. Brannon
/s/ STEPHEN J. VALACHOVIC Stephen J. Valachovic

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HOLD-BACK SHARE ESCROW AGREEMENT